Exhibit 99.1

Medalist Diversified REIT, Inc. Announces Effectiveness of Reverse Stock Split and Forward Stock Split

RICHMOND, VA. July 2, 2024 – Medalist Diversified REIT, Inc. (NASDAQ: MDRR) (the “Company” or “Medalist”), a Virginia-based real estate investment trust that specializes in acquiring, owning and managing value-add commercial real estate in the Mid-Atlantic and Southeast regions of the United States, today announced that the previously announced (i) reverse stock split of shares of the Company’s common stock (the “Common Stock”), and a corresponding adjustment to the outstanding common units of its operating partnership, Medalist Diversified Holdings, L.P. (the “Operating Partnership”), at a ratio of 1-for-10 (the “Reverse Stock Split”) will become effective at 5:00 p.m. Eastern Time on July 2, 2024, and automatically convert every ten shares of Common Stock outstanding at such time into one share of Common Stock; and (ii) forward stock split of shares of the Company’s Common Stock and a corresponding adjustment to the outstanding common units of its Operating Partnership, at a ratio of 5-for-1 (the “Forward Stock Split” and, together with the Reverse Stock Split, the “Stock Splits”) will become effective at 5:01 p.m. Eastern Time on July 2, 2024 (the “Effective Time”), and automatically convert every one share of Common Stock outstanding at such time into five shares of Common Stock.

The Common Stock will begin trading on a Stock Split-adjusted basis on The Nasdaq Capital Market (“Nasdaq”) at the opening of trading on July 3, 2024 under the ticker symbol “MDRR” with a new CUSIP number (58403P402).

The Stock Splits will affect all holders of Common Stock uniformly and will not affect any common stockholder’s percentage ownership interest in the Company, except for any fractional shares of Common Stock that would otherwise have resulted from the Reverse Stock Split which will be settled by cash payment, calculated on the basis of the closing trading price of the Common Stock (as adjusted for the Reverse Stock Split) on July 2, 2024, on Nasdaq multiplied by such fraction. Stockholders of record will receive information from VStock Transfer LLC, the Company’s transfer agent, regarding their stock ownership and, if applicable, payments of cash in lieu of fractional shares with respect to the Reverse Stock Split. Stockholders who hold their shares in brokerage accounts or in “street name” are not required to take any action in connection with the Stock Splits.

As a net result of the Stock Splits, the number of shares of Common Stock outstanding will be reduced from 2,236,631 shares to approximately 1,118,315 shares as of the Effective Time.

Forward-Looking Statements

This press release contains statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Forward looking statements are not historical and are typically identified by such words as “believe,” “expect,” “anticipate,” “intend,” “estimate, “may,” “will,” “should” and “could” and include statements about the Stock Splits and the impact, if any, of the Stock Splits on the Company and the trading price of the

Common Stock. Forward-looking statements are based upon the Company’s present expectations, but are not guarantees or assurances as to future developments or results. Factors that may cause actual developments or results to differ from those reflected in forward-looking statements include, without limitation, those included in the Company’s most recent Annual Report on Form 10-K and in the Company’s other filings with the Securities and Exchange Commission. Investors should not place undue reliance upon forward-looking statements. The Company disclaims any obligation to publicly update or revise any forward-looking statements to reflect changes and new developments except as required by law or regulation.

Brent Winn

Medalist Diversified REIT, Inc.

bwinn@medalistreit.com